Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-109683) and related Prospectus of Informatica Corporation for the registration of 3,189,839 shares of its common stock and to the incorporation by reference therein of our report dated January 16, 2004, with respect to the consolidated financial statements and schedule of Informatica Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

June 2, 2004